Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

LOXO ONCOLOGY, INC.

at

$235.00 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated January 17, 2019

by

BOWFIN ACQUISITION CORPORATION,

a wholly-owned subsidiary

of

ELI LILLY AND COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON FEBRUARY 14, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

January 17, 2019

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 17, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Bowfin Acquisition Corporation, a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”) of Loxo Oncology, Inc., a Delaware corporation (“Loxo Oncology”), at a purchase price of $235.00 per Share, net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is Loxo Oncology’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF LOXO ONCOLOGY UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $235.00 per Share, net to you in cash, without interest and less any applicable tax withholding.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 5, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among Loxo Oncology, Lilly, and Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Loxo Oncology pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Loxo Oncology continuing as the surviving corporation and becoming a wholly-owned subsidiary of Lilly (the “Merger”).

4. The Board of Directors of Loxo Oncology has unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to and in the best interests of Loxo Oncology and its stockholders; (ii) duly authorized and approved the execution, delivery and performance by Loxo Oncology of the Merger Agreement and the consummation by Loxo Oncology of the Transactions; (iii) declared the Merger Agreement and the Transactions advisable; (iv) recommended that Loxo Oncology’s stockholders tender their Shares in the Offer; and (v) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL.

5. The Offer and withdrawal rights will expire at one minute past 11:59 P.M., Eastern time, on February 14, 2019, unless the Offer is extended or earlier terminated.

6. The Offer is not subject to a financing condition. The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

LOXO ONCOLOGY, INC.

at

$235.00 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated January 17, 2019

by

BOWFIN ACQUISITION CORPORATION,

a wholly-owned subsidiary

of

ELI LILLY AND COMPANY

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 17, 2019, and the related Letter of Transmittal, in connection with the offer by Bowfin Acquisition Corporation, a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”) of Loxo Oncology, Inc., a Delaware corporation (“Loxo Oncology”), at a purchase price of $235.00 per Share, net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated January 17, 2019 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf will be determined by Purchaser and such determination shall be final and binding, subject to any judgment of any court of competent jurisdiction.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Account No
Dated , 2019
Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

3